UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 17, 2002

DELPHI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-14787	38-3430473

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5725 Delphi Drive, Troy, Michigan	48098

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(248) 813-2000

ITEM 5. OTHER EVENTS

On October 17, 2002, Standard & Poor’s Ratings Services (S&P) issued a news release reaffirming its BBB long-term credit rating of Delphi Corporation (DPH) but revising its outlook on DPH to negative from stable and lowering DPH’s short-term corporate credit rating to A-3 from A-2. The release issued by S&P follows:

NEW YORK, Oct 17 — Standard & Poor’s Ratings Services said today it revised its outlook on Delphi Corp. to negative from stable. Delphi is the world’s largest independent supplier of automotive parts. At the same time, the short-term corporate credit rating on Troy, Mich.-based Delphi was lowered to ‘A-3’ from ‘A-2’ and the triple-‘B’ long-term corporate credit rating was affirmed. The company has total debt of about $3.5 billion.

The rating actions reflect Delphi’s reduced financial flexibility resulting from its mounting pension liabilities. The negative returns on the company’s pension asset portfolio have increased Delphi’s unfunded pension benefit obligation to about $3.5 billion from $2.4 billion on Dec. 31, 2001, despite $400 million of contributions during the year. “Delphi’s unfunded pension obligation could balloon further if the company lowers its discount rate assumption to reflect current market conditions, or if 2003 labor union contract negotiations result in increased employee benefits. Even if asset values improve, Delphi’s minimum funding requirements are likely to be significant over the next three years,” said Standard & Poor’s credit analyst Martin King.

Delphi is expected to generate good cash flow during the next few years, which partially offsets the increased pension liabilities. Free cash flow (after restructuring costs and before pension contributions and true-up payments) is expected to total $800 to $900 million during 2002, exceeding original expectations. “The company anticipates voluntarily contributing at least $400 million annually to its pension fund over the next few years. As a result, during this period, financial flexibility will be constrained and additional debt capacity limited, restricting the company’s ability to diversify its customer base through strategic acquisitions or to absorb the effects of a possible cyclical downturn,” stated Mr. King.

Delphi has reported stronger earnings and cash flow so far this year due to healthy vehicle builds and the benefits from restructuring actions. The ratings are based on the assumption that debt levels will remain at or below the current level and that funds from operations to debt will average in the mid-30% area over the course of the business cycle. Funds from operations to debt ratio was about 30% in 2001 and is currently estimated to be about 40%.

Although Delphi’s debt maturities, excluding commercial paper, are moderate for the next few years, pension funding requirements will be significant. Based on current interest rates and assuming average market returns, minimum pension contributions could total about $2 billion by the end of 2005, although the company has some flexibility in the timing of the contributions. Delphi’s current liquidity is adequate to meet its near-term needs. The company has $700 million of cash; and $3 billion of unused committed revolving credit facilities, which provide backup for commercial paper (about $1.3 billion outstanding as of Sept. 30, 2002). In addition, Delphi maintains access to other sources of liquidity over and above commercial paper, including factoring facilities and securitizations, and has the ability to meet its short-term funding requirements through these facilities.

Delphi has limited additional debt capacity at the current rating. Further deterioration of the company’s pension funding status, a decline in cash flow generation, weaker market conditions, or a significant debt financed acquisition could result in a downgrade.

*****

Delphi believes that even with the downgrade, it will continue to have access to sufficient liquidity, although its cost of borrowing will likely increase. Although its current access to the commercial paper market is limited, it retains the ability to access other sources of liquidity, including funding available from its uncommitted lines of credit, term debt, customer receivable based financing, such as factoring and the various credit facilities described in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 16, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION (Registrant)

Date: October 17, 2002

By /s/ John D. Sheehan (John D. Sheehan, Chief Accounting Officer and Controller)